Exhibit (c)(8)

– Preliminary Working Draft Subject to Material Revision – Project Telluride Discussion Materials September 2024

– Preliminary Working Draft Subject to Material Revision –

Illustrative Summary of Revised Framework as Provided by Certares on 8/30

Summary of Certares' Revised Framework

Certares Revised Framework

	Certares Framework
Cash / Telluride Common Stock to Luggage Common Equity	$25
Plus: Cash to Exchangeable Senior Debentures	330
Plus: Cash to Certares	42
Plus: Telluride Common Stock to Certares	42
(A) Plus: [redacted] Value	46
(B) Plus: Telluride Penny-Warrants to Certares (Current Value)	[--]
Total Consideration from Telluride	**$485**
(C) (Less): Cash / Telluride Common Stock to Luggage Common Equity	(25)
Consideration from Telluride to Exchangeable Debentures & Certares	**$460**
(Less): Cash to Exchangeable Senior Debentures	(330)
Consideration from Telluride to Certares	**$130**
Telluride Common Stock Owned by Luggage	14.0
(D) Telluride Common Share Price[(1)]	$17.16
Total Common Stock Consideration	**$241**
Residual Consideration For Telluride Class B Shares	$219
Telluride Class B Common Stock Owned by Luggage	12.8
Implied Telluride Class B Common Stock Price	**$17.16**
Premium vs. Reference Telluride Share Price ($14.60)	***18%***
Aggregate Premium Paid	***$69***
% of Market Cap	***3.1%***
Aggregate Premium Paid (Certares Perspective)	**$69**
Plus: Consideration to Luggage Common Equity	25
Plus: Incremental [redacted] "Keep Value"[(2)]	40
Plus: Telluride Penny-Warrants to Certares (Current Value)	[--]

Memo: Telluride Perspective

Premium vs. Reference Telluride Share Price ($14.60)	***71%***
Aggregate Premium Paid	***$133***
% of Market Cap	***6.0%***

Commentary

- Certares' framework suggests an aggregate premium of $69mm, however, there are several differences in methodology between the Certares and Telluride perspectives
  - (A) Value gap between Certares' ascribed [redacted] value and the "keep value" to Telluride
  - (B) Certares is not ascribing any intrinsic value to the penny-warrants
  - (C) Certares is excluding the $25mm consideration to Luggage Common Equity in the aggregate premium paid
  - (D) Certares is valuing Telluride Common stock at a 17.5% premium to market price, resulting in a portion of the Class B premium being captured in the Common stock consideration
- Adjusting for the above changes results in an aggregate premium paid from Telluride's perspective of ~$133mm

Source: Certares materials, Company filings and FactSet. Balance sheet figures per company filings.
Note: Dollars in millions. Reflects par value of Series A Preferred of $270mm. Reflects Telluride reference share price of $14.60 (8/27/2024 closing share price). Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares, and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings.
(1) Assumes Telluride common share price valued at 17.5% premium to reference share price of $14.60 per FactSet.
(2) Per Telluride counter framework as presented on July 24, 2024.

1

2 – Preliminary Working Draft Subject to Material Revision – Telluride Counter Framework Certares Revised Framework For Reference Pre Earnings Post Earnings With Without Luggage As Delivered At Current Price Framework 7.26.2024 8.30.2024 8.30.2024 8.30.2024 7.18.2024 Consideration to Luggage Common $25 $25 $25 $25 $25 Plus: Exchangeable Senior Debentures 330 330 330 330 330 Plus: Cash + Telluride Common Stock to Certares 55 58 84 130 117 Plus: Value(1) 86 -- 86 -- 86 Plus: Penny-Warrants to Certares -- -- [--] [--] -- Total Consideration $496 $413 $525 $485 $558 Memo: Total Consideration to Certares $141 $58 $170 $130 $203 Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 Telluride Share Price $17.61 $14.51 $14.60 $14.60 $18.04 Total Common Stock Consideration $247 $203 $205 $205 $253 Residual Consideration For Telluride Class B Shares $249 $209 $320 $280 $305 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 Implied Telluride Class B Common Stock Price $19.44 $16.34 $25.01 $21.89 $23.82 % Premium vs. Telluride Share Price 10% 13% 71% 50% 32% % Premium vs. Telluride 30-Day VWAP 9% 9% 65% 44% 32% Implied Avg. Telluride Share Price (Common + B's Acq.) $18.49 $15.39 $19.57 $18.08 $20.80 % Premium vs. Telluride Share Price 5% 6% 34% 24% 15% Aggregate Premium Paid $23 $23 $133 $93 $74 % of Market Cap 0.9% 1.1% 6.0% 4.2% 2.7% Comparison of Illustrative Transaction Frameworks Source: Company filings, Certares materials and FactSet as of August 30, 2024. Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. Luggage framework reflects midpoint of Luggage scenarios. (1) Telluride management perspective reflects implied value for of ~$76mm plus ~$10mm of tax leakage. Certares perspective reflects value of $46mm per revised Certaresframework provided on August 30, 2024. (2) Reflects Certares’ willingness to forego consideration for additional cash / stock consideration, reflecting $46mm of value. (2) Comparison of Frameworks (Telluride Perspective) Commentary ▪ Telluride’s share price has traded down ~(19%) since the Telluride counter framework was shared with Certares ▪ When holding the aggregate premium paid of $23mm by Telluride constant, implies that Certares would receive total consideration of $58mm vs. $141mm previously ▪ Certares’ revised framework implies an aggregate premium paid of ~$133mm, excluding the potential value of penny warrants ▪ Utilization of additional cash / Telluride Common stock in place of reduces the aggregate premium paid by Telluride due to the value gap A A B B

3 – Preliminary Working Draft Subject to Material Revision – Value Creation vs SQ +16% Assumed EBITDA Multiple 7.0x(1) 8.0x(2) +2% 7.0x(1) 50% Cash / 50 % Stock Consideration w/ 50% Cash / 50 % Stock Consideration w/o +3% +18% 8.0x(2) 7.0x(1) $33.93 $34.51 $39.21 $35.10 $39.88 Status Quo With (w/o re-rating) With (w/ re-rating) Without (w/o re-rating) Without (w/ re-rating) Comparison of Illustrative Value Creation YE 2027 Future Share Price (Reflects Value to Existing Telluride S/H) Source: Company filings, Telluride projections per Telluride management as approved for Centerview’s use by the special committee of the Telluride board of directors (the “Telluride Projections”); projections per Telluride management as approved for Centerview’s use by the special committee of the Telluride board of directors (the “ Projections”) and FactSet as of August 30, 2024. Note: Reflects balance sheet figures and financial projections per Telluride Projections and Projections. Analysis assumes illustrative Luggage consideration of $25mm. All pro forma scenarios assume Luggage’s Exchangeable Senior Debentures paid in cash and Luggage shareholders issued Telluride Common shares. Assumes illustrative transaction expenses of $15mm. Analysis reflects dilution from penny-warrants issued to Certares above $18/share but does not include value of issuing penny-warrants when out of the money. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Reflects NTM Telluride multiple as of August 30, 2024. (2) Assumes multiple uplift of 1.0x to current multiple. (3) Reflects cash and cash equivalents less deferred merchants payable per Telluride management. (4) Reflects basic shares outstanding per public filings. SQ scenario reflects Telluride ownership excluding shares owned by Luggage. PF scenarios reflect Telluride ownership excluding shares owned by Certares, shares issued to Luggage common and shares related to retirement of Luggage VPF. % Economic / Voting Ownership(4) Telluride 79% / 43% 90% Dual-Class Structure Eliminated 89% Gross / Net Leverage(3) 2024 2.6x / 0.0x 2027 1.6x / (1.2x) 2.7x / 1.2x 1.7x / (0.4x) 2.7x / 1.2x 1.7x / (0.4x) 2.6x / 1.2x 2.6x / 1.2x 1.6x / (0.4x) 1.6x / (0.4x) Analysis reflects Certares’ framework with and without consideration

4 – Preliminary Working Draft Subject to Material Revision – Assumed Multiple of 7.0x(1) EV / NTM EBITDA Status Quo Pro Forma Illustrative Future Share Price Analysis Source: Company filings,Telluride Projections and FactSet as of August 30, 2024. Note: Dollars and shares in millions except per share prices. Cash reflects cash and cash equivalents less deferred merchants pa yable per Telluride management. Reflects historic balance sheet figures per Telluride management and projected balance sheet figures per Telluride projections. Analysis assumes illustrative Luggage consideration of $25mm in Telluride common shares. Assumes illustrative transaction expenses of $15mm per Telluride Management. Analysis reflects dilution from penny-warrants issued to Certares above $18/share but does not include value of issuing penny-warrants when out of the money. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Reflects NTM Telluride multiple as of August 30, 2024. (2) Assumes multiple uplift of 1.0x to current multiple. (3) Reflects cash and cash equivalents less deferred merchants payable per Telluride management. PF EPS vs SQ (6%) +0% +4% Net Leverage(3) Status Quo Pro Forma 0.0x (0.3x) (0.8x) 1.2x 0.7x 0.2x Assumed Multiple of 7.0x(1) EV / NTM EBITDA Status Quo Pro Forma Pro Forma 50% Cash / 50 % Stock Consideration w/ 50% Cash / 50 % Stock Consideration w/o PF EPS vs SQ (0%) +5% +7% Net Leverage(3) Status Quo Pro Forma 0.0x (0.3x) (0.8x) 1.2x 0.7x 0.1x Pro Forma $14.51 $18.73 $23.23 $28.04 $33.93 $14.51 $18.16 $23.15 $28.51 $35.10 Current 2024 2025 2026 2027 (1.2x) (0.4x) (1.2x) (0.4x) 1x multiple uplift reflects $4.71 / share(2) 1x multiple uplift reflects $4.78 / share(2) $14.51 $18.73 $23.23 $28.04 $33.93 $14.51 $18.10 $22.65 $27.95 $34.51 Current 2024 2025 2026 2027

5 – Preliminary Working Draft Subject to Material Revision – Telluride Class B Common Stock Premium vs. Common Stock 0% 5% 10% 15% 20% 25% 30% 35% 40% Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 14.0 14.0 14.0 14.0 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 Total Telluride Shares Owned by Luggage 26.8 26.8 26.8 26.8 26.8 26.8 26.8 26.8 26.8 Implied Value of Total Consideration $389 $399 $408 $417 $426 $436 $445 $454 $464 Implied Telluride Share Price (Common + B's) $14.51 $14.86 $15.20 $15.55 $15.89 $16.24 $16.59 $16.93 $17.28 (Less): Exchangeable Senior Debentures ($330) ($330) ($330) ($330) ($330) ($330) ($330) ($330) ($330) (Less): Illustrative Consideration to Luggage Common (25) (25) (25) (25) (25) (25) (25) (25) (25) Total Consideration to Certares $34 $44 $53 $62 $71 $81 $90 $99 $109 Implied $ Discount to Par Value (YE'2024E) ($236) ($226) ($217) ($208) ($199) ($189) ($180) ($171) ($161) Implied % Discount to Par Value (YE'2024E) (87%) (84%) (80%) (77%) (74%) (70%) (67%) (63%) (60%) # of Telluride Shares if Settled with Stock 2.4 3.0 3.6 4.3 4.9 5.6 6.2 6.8 7.5 % of Shares Outstanding Issued (1) 1.7% 2.2% 2.6% 3.1% 3.5% 4.0% 4.5% 4.9% 5.4% PF Certares Ownership (2) 3.6% 4.1% 4.6% 5.1% 5.6% 6.1% 6.6% 7.1% 7.6% Implied ROIC (3) 5% 7% 10% 13% 16% 19% 22% 25% 27% Aggregate Premium Paid $-- $9 $19 $28 $37 $46 $56 $65 $74 Implied Premium as % Market Cap --% 0.4% 0.8% 1.3% 1.7% 2.1% 2.5% 2.9% 3.4% Telluride Pro Forma '24E Net Leverage All Cash Consideration to Certares 1.1x 1.1x 1.2x 1.2x 1.2x 1.2x 1.3x 1.3x 1.3x All Stock Consideration (Exc. Exchangeable Senior Debentures) 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x Analysis at Various Premia Paid for Telluride Class B Shares Source: Luggage materials, Telluride Projections, Company filings and FactSet as of August 30, 2024. Note: Dollars in millions. Reflects par value of Series A Preferred of $270mm. Reflects Telluride share price of $14.51. Assumes illustrative transaction expenses of $15mm. (1) Based on ~139mm of Telluride basic shares outstanding, per latest public filings. (2) Reflects sum of shares issued to Certares and ~1.7mm of existing Telluride shares owned by Certares per company filings divided by pro forma Telluride basic shares outstanding. (3) Reflects initial investment by Certares of $325mm, receipt of $281mm in cash and value of ~1.7mm Telluride shares per company filings at share price of $14.51 and value of Certares recovery. SQ ’24E Net Leverage: 0.0x

– Preliminary Working Draft Subject to Material Revision –

Illustrative Future Share Price Analysis

All Cash Consideration to Certares



Assumed Multiple of 7.0x[1] EV / NTM EBITDA
Status Quo
Pro Forma (20% premium)
Pro Forma (30% premium)
Pro Forma (40% premium)
1x multiple uplift reflects $5.05 / share[2]
$14.51
$14.51
$19.15
$18.73
$24.42
$23.23
$30.08
$28.04
$37.04
$33.93
Current
2024
2025
2026
2027

PF EPS vs SQ	Current	2024	2025	2026	2027
20% premium			+5%	+11%	+13%

Net Leverage[3]	Current	2024	2025	2026	2027
Status Quo		0.0x	(0.3x)	(0.8x)	(1.2x)
Pro Forma		1.2x	0.7x	0.2x	(0.4x)

All Stock Consideration to Certares



Assumed Multiple of 7.0x[1] EV / NTM EBITDA
Status Quo
Pro Forma (20% premium)
Pro Forma (30% premium)
Pro Forma (40% premium)
1x multiple uplift reflects $4.86 / share[2]
$14.51
$14.51
$18.98
$18.73
$24.07
$23.23
$29.54
$28.04
$36.26
$33.93
Current
2024
2025
2026
2027

PF EPS vs SQ	Current	2024	2025	2026	2027
20% premium			+4%	+8%	+10%

Net Leverage[3]	Current	2024	2025	2026	2027
Status Quo		0.0x	(0.3x)	(0.8x)	(1.2x)
Pro Forma		1.0x	0.6x	(0.0x)	(0.6x)

Source: Company filings, Telluride Projections and FactSet as of August 30, 2024.

Note: Dollars and shares in millions except per share prices. Cash reflects cash and cash equivalents less deferred merchants payable per Telluride management. Reflects historic balance sheet figures per Telluride management and projected balance sheet figures per Telluride projections. Analysis assumes illustrative Luggage consideration of $25mm in Telluride common shares. Assumes illustrative transaction expenses of $15mm per Telluride Management. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings.

(1) Reflects NTM Telluride multiple as of August 30, 2024.
(2) Assumes multiple uplift of 1.0x to current multiple.
(3) Reflects cash and cash equivalents less deferred merchants payable per Telluride management.

6

7 – Preliminary Working Draft Subject to Material Revision – Value Creation vs SQ +24% Assumed EBITDA Multiple +9% All Cash Consideration to Certares All Stock Consideration to Certares +7% +21% $33.93 $37.04 $42.09 $36.26 $41.12 Status Quo All Cash (w/o re-rating) All Cash (w/ re-rating) All Stock (w/o re-rating) All Stock (w/ re-rating) Comparison of Illustrative Value Creation YE 2027 Future Share Price (Reflects Value to Existing Telluride S/H) % Economic / Voting Ownership(4) Telluride 79% / 43% 95% Dual-Class Structure Eliminated 91% Gross / Net Leverage(3) 2024 2.6x / 0.0x 2027 1.6x / (1.2x) 2.6x / 1.2x 1.6x / (0.4x) 2.6x / 1.2x 1.6x / (0.4x) 2.6x / 1.0x 2.6x / 1.0x 1.6x / (0.6x) 1.6x / (0.6x) Analysis illustratively shown at an implied 20% premium paid for Telluride’s Class B Common shares 7.0x(1) 8.0x(2) 7.0x(1) 8.0x(2) 7.0x(1) Source: Company filings, Telluride Projections, Projections and FactSet as of August 30, 2024. Note: Reflects balance sheet figures and financial projections per Telluride Projections and Projections. Analysis assumes illustrative Luggage consideration of $25mm. All pro forma scenarios assume Luggage’s Exchangeable Senior Debentures paid in cash and Luggage shareholders issued Telluride Common shares. Assumes illustrative transaction expe nses of $15mm. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Reflects NTM Telluride multiple as of August 30, 2024. (2) Assumes multiple uplift of 1.0x to current multiple. (3) Reflects cash and cash equivalents less deferred merchants payable per Telluride management. (4) Reflects basic shares outstanding per public filings. SQ scenario reflects Telluride ownership excluding shares owned by Luggage. PF scenarios reflect Telluride ownership excluding shares owned by Certares, shares issued to Luggage common and shares related to retirement of Luggage VPF.

8 – Preliminary Working Draft Subject to Material Revision – We Are Aligned On A Transaction Framework Exchangeable Senior Debentures Variable Prepaid Forward Luggage Common Equity ▪ Cash or Telluride Common shares to help facilitate the Luggage shareholder vote ▪ 2.422mm Telluride Common shares to be settled in advance of transaction ▪ Assumed by Telluride and repaid at par for $330mm in cash Series A Preferred Stock ▪ Asset swap of in addition to other consideration Luggage Stakeholder Consideration Received Alignment Transaction Expenses ▪ Luggage cash on hand used to pay expenses related to wind-up Telluride Illustrative Transaction Framework Delivered to Luggage on 7/26

9 – Preliminary Working Draft Subject to Material Revision – Illustrative Transaction Framework Consideration Received Luggage Common Equity ▪ To receive consideration of $25mm in cash or Telluride Common shares (to be determined) ▪ Allocation between Luggage Series A and Series B shares to be determined Exchangeable Senior Debentures ▪ To be repaid at par by Telluride for $330mm in cash Variable Prepaid Forward ▪ Luggage to deliver 2.422mm in Telluride Common shares to retire pre-transaction Series A Preferred Stock ▪ To receive (valued at $96mm) and $55mm in Telluride Common shares – Value of Common shares flex to maintain approximate premium of 15% / aggregate premium of $34mm Subject to due diligence and further evaluation of potential tax implications (e.g., related to the wind-up of Luggage), and predicated on form of consideration Luggage Stakeholder Telluride Illustrative Transaction Framework Delivered to Luggage on 7/26

10 – Preliminary Working Draft Subject to Material Revision – Illustrative Transaction Framework (Cont’d) Subject to due diligence and further evaluation of potential tax implications (e.g., related to the wind-up of Luggage), and predicated on form of consideration Consideration to Luggage Common $25 Plus: Exchangeable Senior Debentures 330 Plus: Telluride Common Stock to Certares 55 Plus: Value 96 Total Consideration $506 Telluride Common Stock Owned by Luggage 14.0 Telluride Share Price $17.61 Total Common Stock Consideration $247 Residual Consideration For Telluride Class B Shares $259 Telluride Class B Common Stock Owned by Luggage 12.8 Implied Telluride Class B Common Stock Price $20.24 Premium vs. Current Telluride Share Price ($17.61) 15% Aggregate Premium Paid $34 % of Market Cap 1.2% (1) Note: Based on Telluride share price of $17.61 as of July 25, 2024. (1) Value of Common shares flex to maintain approximate premium of 15% / aggregate premium of $34mm. Telluride Illustrative Transaction Framework Delivered to Luggage on 7/26

Supplementary Materials Appendix

– Preliminary Working Draft Subject to Material Revision –

Selected Share Reclassification Precedents

Selected prior reclassification transactions >$500mm market cap since 2015

Selected Precedent Share Reclassification Transactions

Company	Ann. Date	Market Cap ($bn) (1)	Premium As % Of Mkt. Cap (2)	% Premium 1-Day Prior	% Premium 30-Day VWAP
MSC Industrial	Jun-23	$5.4	3.5%	23%	26%
Constellation Brands	Apr-22	43.8	3.4%	28%	36%
VMware	Oct-21	67.8	0.0%	0%	8%
Victory Capital	Sep-21	2.3	0.0%	0%	(3%)
Snowflake	Mar-21	76.6	0.0%	0%	(5%)
Forest City	Dec-16	4.8	2.2%	31%	26%
Stewart Info	Jan-16	0.8	1.6%	35%	24%
Hubbell	Aug-15	5.8	3.4%	28%	23%
Median		**$5.6**	**1.9%**	**25%**	**24%**
Mean		**25.9**	**1.8%**	**18%**	**17%**

Source: Company filings, Wall Street research, press releases and FactSet.
Note: Dollars in billions. Analysis reflects selected prior reclassification transactions >$500mm market cap since 2015. Excludes National Research in 2017, exchanged at 57% premium per high vote share (8.3% of market cap). The National Research high vote shares were entitled to 6x dividend of the low vote shares and the high vote shares historically traded at a significant premium to low vote shares (including at a 56% premium immediately prior to the announcement of the reclassification).
(1) Reflects market cap as of announcement date, calculated as basic shares outstanding per public filings multiplied by low vote share price.
(2) Reflects consideration paid / market cap as of announcement date.

CENTERVIEW PARTNERS 12

13 – Preliminary Working Draft Subject to Material Revision – $10 $15 $20 $25 $30 Jan-24 Feb-24 Mar-24 Apr-24 May-24 Jun-24 Jul-24 Aug-24 – $2 $4 $6 $8 $10 $12 $0 $1 $2 $3 Jan-24 Feb-24 Mar-24 Apr-24 May-24 Jun-24 Jul-24 Aug-24 Recent Telluride & Luggage Share Price Performance Source: Company filings and FactSet as of August 30, 2024. Note: Percentages in annotations reflect one-day impact to Telluride’s prior 1-day closing price. Telluride Common Stock YTD Stock Performance Feb 12, 2024 Luggage filed updated 13D announcing formation of Special Committee: +14% Feb 14, 2024 Telluride announced Q4’23 earnings: +9% May 8, 2024 Telluride announced Q1’24 earnings. Luggage filed updated 13D outlining pause in third party transaction discussions: (29%) Series A Price Series B Price $5.53 (41%) $0.43 (49%) August 6, 2024 Telluride announced Q2’24 earnings: (17%) 4 Luggage Series A and Series B Common Stock YTD Stock Performance $14.51 (33%) 3 1 2 1 2 3 4 Commentary ▪ Telluride’s share price has decreased by ~(19%) since the illustrative framework was shared with Certares ▪ Certares’ proposed framework contemplated $25mm in aggregate for Luggage A and B common shares ▪ Current aggregate Luggage A and B common share capitalization is $57mm, implying a discount of ~(56%) if allocated pro rata Current Market Cap ($mm) Luggage Series A $32 Luggage Series B $26 Total $57 Consideration to Luggage Common $25 Discount Implied (56%)

– Preliminary Working Draft Subject to Material Revision –

Illustrative Certares Recovery in a Restructuring Scenario

Certares par value of $270mm[(1)]

Illustrative Telluride Share Price of $15


$402
($330)
($10)
$62
Premium / Discount to par: (77%)
Implied Value of Telluride Shares (Net of VPF)
Less: Exchangeable Senior Debentures
Less: Illustrative Restructuring Costs
Residual Value

Illustrative Telluride Share Price of $16.50


$443
($330)
($10)
$103
Premium / Discount to par: (62%)
Implied Value of Telluride Shares (Net of VPF)
Less: Exchangeable Senior Debentures
Less: Illustrative Restructuring Costs
Residual Value

Illustrative Telluride Share Price of $18


$483
($330)
($10)
$143
Premium / Discount to par: (47%)
Implied Value of Telluride Shares (Net of VPF)
Less: Exchangeable Senior Debentures
Less: Illustrative Restructuring Costs
Residual Value

Source: Per Company filings, Luggage & Certares materials.
Note: Dollars in millions. Balance sheet figures from Luggage materials. Total Proceeds reflects Telluride share price multiplied by ~26.8mm Telluride shares (net of 2.422mm shares to settle VPF) owned by Luggage per public filings. Analysis excludes impact of tax leakage; proceeds to preferred holder would be lower if tax leakage were taken into account in the case of a transaction.
(1) Represents par value at YE2024.

CENTERVIEW PARTNERS 14

15 – Preliminary Working Draft Subject to Material Revision – ▪ A warrant is a financial instrument that gives the holder the right to buy a specific amount of stock at a fixed price (strike price) – A penny warrant is a warrant with a very low strike price, typically at or near $0.01 ▪ When the issuing company’s share price is above the exercise price and the warrants are exercised, new shares of the company are issued, diluting existing shareholders ▪ In Certares’ revised framework, the penny-warrant is exercisable at a Telluride share price of $18 – However, there is a value to Telluride associated with issuing a warrant to Certares as illustrated in the chart on the right Overview of Warrants & Considerations ▪ Defines warrant ownership as a % of the total company vs. a number of warrants ▪ Typically not given in public company context ▪ More relevant in early-stage investments like VC Overview Considerations Source: Certares materials, Company filings and FactSet. Note: Dollars in millions. (1) Assumes penny-warrants issued at Telluride share price of $14.60 per Certares framework. Illustrative Warrant Value to Certares / Telluride – $10 $20 $30 $40 $50 $60 $70 $14 $15 $16 $17 $18 $19 $20 $21 $22 Telluride Share Price Value to Certares / Telluride Value to Certares Issuance Value to Telluride(1) $17 $50 $61 Anti-Dilution Protection Lock-up Cashless Exercise ▪ The lock-up does not prevent the warrant holder from exercising the warrants, but rather prevents them from selling the common shares they receive upon exercise ▪ The typical way that warrant exercises are settled ▪ Mechanically, the company will deliver the number of shares the warrant holder is entitled to receive above the strike price Warrants provide no value to Certares below Telluride share price of $18 Warrants become exercisable at Telluride share price of $18 and increase in value if Telluride share price rises beyond that Illustrative value to Telluride based on Black-Scholes valuation model $15 $11 4 years 3 years 2 years Illustrative Term

16 – Preliminary Working Draft Subject to Material Revision – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Telluride, Inc. (“Telluride” or the “Company”) in connection with its evaluation of proposed strategic alternatives for Telluride and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Telluride and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Telluride. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Telluride or any other entity, or concerning the solvency or fair value of Telluride or any other entity. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Telluride. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Telluride (in its capacity as such) in its consideration of strategic alternatives, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Telluride or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating strategic alternatives, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.